Exhibits 5.1 and 23.2

September 27, 2013

Banco Santander (Brasil) S.A.
Avenida Presidente Juscelino Kubitschek
2,041 and 2,235 – Bloco A
Vila Olímpia
São Paulo, SP 04543-011
Republic Federative of Brazil

1.           We have acted as Brazilian counsel for Banco Santander (Brasil) S.A. (the “Company”), a sociedade por ações organized under the laws of the Republic Federative of Brazil (“Brazil”) in connection with the Registration Statement on Form F-3 (the “Registration Statement”) filed by the Company with the United States Securities and Exchange Commission (the “Commission”) on the date hereof under the laws of the United States of America, which should allow the Company to offer, from time to time, senior debt securities (the “Senior Debt Securities”) or subordinated debt securities (the “Subordinated Debt Securities” and, together with the Senior Debt Securities, the “Debt Securities”) and rights to subscribe for such Debt Securities. As we have been informed by your foreign legal counsel, the Senior Debt Securities may be issued from time to time pursuant to the provisions of a Senior Indenture (the “Senior Indenture”) to be entered into between the Company and The Bank of New York Mellon, as trustee (the “Trustee”), and the Subordinated Debt Securities may be issued from time to time pursuant to the provisions of a Subordinated Indenture (the “Subordinated Indenture” and, together with the Senior Indenture, the “Indentures”) to be entered into between the Company and the Trustee.

2.           In this capacity, we have examined (i) the Registration Statement and its exhibits; and (ii) the Company’s by-laws and other corporate documents.

3.           We are qualified to practice in Brazil, and the opinions stated herein relate only to the laws of Brazil as in force at the date hereof. We express no opinion as to any laws other than the laws of Brazil and we have assumed that there is nothing in any other law that affects our opinion. In particular, we have made no independent investigation of the laws of the United States of America as a basis for the opinions stated herein and do not express or imply any opinion on such laws.

4.           Based upon the foregoing, and having regard for such legal considerations as we deem relevant and, subject to the qualifications set out below, we are of the opinion that:

(a)          the Company is a financial institution duly incorporated as a sociedade por ações in Brazil, with unlimited duration, and validly existing in accordance with Law No. 6,404, of December 15, 1976, as amended;

(b)          the Company has the corporate power and authority to file the Registration Statement with the Commission and it has taken all necessary corporate action to approve and to authorize the same;

(c)          the Company has the corporate power and authority to enter into and perform its obligations under the Indenture and any supplemental indenture to be entered into in connection with the issuance of any particular series of Debt Securities; and

(d)          assuming (i) the Board of Directors or Executive Officers, as the case may be, of the Company shall have duly authorized the issuance and sale of the Debt Securities and such authorization shall not have been modified or rescinded; (ii) the Company shall remain validly existing and in good standing as a sociedade por ações organized under the laws of Brazil; (iii) the Registration Statement shall have become effective under the laws of the United States of America and such effectiveness shall not have been terminated or rescinded; (iv) the

Company shall have entered into any required documents for the issuance of the Debt Securities under the laws of the United States of America, including, but not limited to, the Indentures, supplemental indentures and supplemental prospectus in due observation of the laws of Brazil (specifically with respect to the Subordinated Debt Securities, the Resolution CMN 4,192, as of March 1, 2013), such Debt Securities will constitute legal, valid, binding and enforceable obligations of the Company.

5.           The foregoing opinions are subject to the following additional comments and qualifications:

(a)          enforcement may be limited by (i) bankruptcy, governmental intervention, regime de administração temporária (the temporary special administration regime – RAET), extrajudicial liquidation, insolvency, fraudulent transfer, judicial and out-of-court reorganization proceedings, moratorium, liquidation and other laws of general application relating to or affecting the rights of creditors, and, under bankruptcy liquidation and extrajudicial liquidation proceedings, certain administrative and post-petition claims followed by claims for salaries and wages involving an amount up to 150 minimum wages have preference over any claims, followed by secured creditors (i.e., creditors holding in rem guarantees) who shall have priority over any other claims (up until the amount of the asset constituting the collateral), followed by social security, taxes and other statutory privileges; (ii) concepts of materiality, reasonableness, good faith and fair dealing, such as contractual conditions providing that a certain act or fact shall be determined solely by one party (condição potestativa); and (iii) unavailability of specific performance and summary judgment (processo executivo);

(b)          pursuant to Article 68 of Law No. 9,069, dated June 29, 1995, as amended, compulsory deposits maintained by financial institutions (including the Company) with the Central Bank of Brazil are immune from attachment. Such deposits may not be attached in actions by a bank’s general creditors for the repayment of debts. The Company’s assets are not subject to any other immunity from attachment;

(c)          any documents in a foreign language (including, without limitation, documents relating to any foreign judgment) to be admitted in Brazilian courts or any other Brazilian public authority will have to be translated into the Portuguese language by a Brazilian sworn translator;

(d)          any judgment obtained against the Company in the courts of Brazil in respect of any sum payable will be expressed in the Brazilian currency equivalent to the foreign currency amount awarded;

(e)          in the event that any suit is brought against the Company, service of process upon the Company, if made in Brazil, must be effected in accordance with Brazilian law;

(f)           under Brazilian law, injunctive relief is in the discretion of courts, and may not necessarily be granted;

(g)          in rendering the opinions set forth herein, we note that any conclusion on any particular issue is not a guarantee or prediction of what a court would hold, but, rather, sets forth our conclusions as to what or should be a proper result for a court to reach in a properly presented and decided case in which the facts and assumptions relied on herein are established; and

(h)          under Brazilian law, a person may not properly waive or be deprived of the right to submit a claim to the judiciary system or be deprived of its property without due process.

6.           We hereby consent to the use of our name under the caption “Legal Matters” in the Prospectus forming part of the Registration Statement and to the filing, as an exhibit to the Registration Statement, of this opinion.

Very truly yours, Pinheiro Neto Advogados